Registration No. 333-45740
Rule 424(b)(2)

PRICING SUPPLEMENT No. 24 Dated October 18, 2001 (To Prospectus dated September 22, 2000)
$10,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount: $50,000,000
Price to Public: 100%		Proceeds to HFC: 99.90%
Issue Date: October 23, 2001		Stated Maturity: October 23, 2006
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on October 19, 2001
Interest Rate Basis: LIBOR Telerate.
Spread or Spread Multiplier: Plus +.75% (+ 75 basis points)

Interest Payment Dates: On the 23rd of January, April, July, and October of each year, commencing January 23, 2002, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.

Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.
Index Maturity: Three months.
Agent:	Morgan Stanley Dean Witter	$15,000,000	DTC 0050
	J. P. Morgan Securities	$35,000,000	DTC 0187
Agent's Discount or Commission: .10%